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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2016

SMOOFI, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-193220	46-3876675
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1031 Calle Recodo, Suite B San Clemente, CA		92763
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 973-0684

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On September 2, 2016, SmooFi, Inc. (the “Company”) amended and restated that certain outstanding promissory note of the Company, dated July 3, 2015, and in the principal amount of $50,025 (the "Default Note"). The replacement convertible promissory note (the “Exchange Note”) matures on December 31, 2017 (the “Maturity Date”), and bears interest at the rate of 8% per annum, and the principal and interest due thereunder may be prepaid at any time. The Exchange Note, together with all interest as accrued, is convertible into shares of the Company’s common stock at $0.11, which amount represents the average trailing average high closing Ask price of the Company’s common stock as of the date of issuance of the Exchange Note.

Also on September 2, 2016, the Company entered into those certain Note Purchase Agreements (collectively, the “Purchase Agreements”) in connection with the issuance of certain convertible promissory notes (collectively, the “Purchase Notes”) in the aggregate principal amount of $50,000. All of the Purchase Notes mature thirty-six months from the date of issuance (the “Maturity Date”), and bear interest at the rate of 10% per annum. Each of the Purchase Notes may be prepaid until the Maturity Date at 110% of the principal and interest amount outstanding. The Purchase Notes, together with all interest as accrued, are each convertible into shares of the Company’s common stock at 50% of the trailing average highest closing bid price of the Company’s common stock on the date of conversion. The Purchase Agreements and the Purchase Notes contain representations, warranties, conditions, restrictions, and covenants of the Company that are customary in such transactions with smaller companies.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, on September 2, 2016, the Company amended and restated the Default Note. The Exchange Note matures on December 31, 2017, and bears interest at the rate of 8% per annum, and the principal and interest due thereunder may be prepaid at any time. The Exchange Note, together with all interest as accrued, is convertible into shares of the Company’s common stock at $0.11, which amount represents the average trailing average high closing Ask price of the Company’s common stock as of the date of issuance of the Exchange Note.

On September 2, 2016, the Company executed the Purchase Agreements and issued the Purchase Notes as described in Item 1.01 above. The Purchase Notes may be accelerated by the holders thereof in the event of default. In addition, the amounts due and payable under the Purchase Notes (and, consequently, the number of shares of common stock convertible thereunto) may be increased to 150% of the principal and interest amounts of the Purchase Notes. The Purchase Notes are a direct financial obligation of the Company and are considered a current liability of the Company for accounting purposes.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 1.01 above, on September 2, 2016, the Company amended and restated the Default Note. The Exchange Note matures on December 31, 2017, and bears interest at the rate of 8% per annum, and the principal and interest due thereunder may be prepaid at any time. The Exchange Note, together with all interest as accrued, is convertible into shares of the Company’s common stock at $0.11, which amount represents the average trailing average high closing Ask price of the Company’s common stock as of the date of issuance of the Exchange Note.

 On September 2, 2016, the Company issued the Purchase Notes, convertible into equity securities of the Company as described in Item 1.01 above.

In respect of the aforementioned convertible note issuances of the Company, the noteholders are each an “accredited investor” as such term is defined by rules promulgated by the Securities and Exchange Commission (“SEC”). No solicitation was made and no underwriting discounts were given or paid in connection with these transactions. The Company believes that the issuance of the convertible promissory notes pursuant to their respective agreements were exempt from registration with the SEC pursuant to Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Note Purchase Agreement dated September 2, 2016, between SmooFi, Inc. and Jeffrey Moore;

10.2 Note Purchase Agreement dated September 2, 2016, between SmooFi, Inc. and Matt Moore;

10.3 Note Purchase Agreement dated September 2, 2016, between SmooFi, Inc. and Jonathan Moore;

10.4 Note Purchase Agreement dated September 2, 2016, between SmooFi, Inc. and Wendy Moore;

10.5 Replacement Convertible Promissory Note issued to Matt Hayden, dated September 2, 2016;

10.6 Convertible Promissory Note issued to Jeffrey Moore, dated September 2, 2016;

10.7 Convertible Promissory Note issued to Matt Moore, dated September 2, 2016;

10.8 Convertible Promissory Note issued to Jonathan Moore, dated September 2, 2016;

10.9 Convertible Promissory Note issued to Wendy Moore, dated September 2, 2016;

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SmooFi, Inc.

Date: September 16, 2016
By: /s/ Fred Luke
Fred Luke, President